Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 2-80406 on Form S-8 of the Bank of America Corporation filed with the Securities and Exchange Commission, pertaining to the 401(k) Plan of Bank of America Corporation of our report dated June 15, 2007, with respect to the financial statements and supplemental schedule of The Bank of America 401(k) Plan included in this Annual Report (Form 11-K) as of December 31, 2006 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Charlotte, North Carolina

June 15, 2007